Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-148355) pertaining to the 2006 Incentive Stock Plan of Volt Information Sciences, Inc. of our reports dated January 13, 2016, with respect to the consolidated financial statements of Volt Information Sciences, Inc. and the effectiveness of internal control over financial reporting of Volt Information Sciences, Inc. included in this Annual Report (Form 10-K) for the fiscal year ended November 1, 2015.

/s/ Ernst & Young LLP

New York, New York
January 13, 2016